Exhibit 99.1

Tribune Media Company Reports Fourth Quarter and Full-Year 2017 Results

NEW YORK, March 1, 2018 — Tribune Media Company (the “Company”) (NYSE: TRCO) today reported its results for the three months and year ended December 31, 2017.

FOURTH QUARTER AND FULL-YEAR 2017 FINANCIAL HIGHLIGHTS (compared to the prior year period)

•	Consolidated operating revenues decreased 8% to $489.0 million for the fourth quarter and decreased 5% to $1,849.0 million for the full year; excluding political advertising and real estate revenues, consolidated operating revenues increased 6% and 2% for the fourth quarter and the full year, respectively

•	Television and Entertainment net advertising revenues decreased 15% to $326.2 million for the fourth quarter and decreased 11% to $1,225.9 million for the full year

•	Net core advertising revenues (which exclude political and digital revenues) increased 3% to $297.4 million for the fourth quarter and decreased 3% to $1,135.3 million for the full year

•	Retransmission revenues increased 22% to $108.5 million for the fourth quarter and increased 23% to $412.3 million for the full year

•	Carriage fee revenue increased 3% to $31.5 million for the fourth quarter and increased 6% to $127.9 million for the full year

•	Cash distributions from TV Food Network were $19.3 million for the fourth quarter and $186.1 million for the full year

•	FCC spectrum auction proceeds of $5 million were received by the Company in the fourth quarter and $191 million for the full year

•	Closed on the sales of the Costa Mesa, CA and Ft. Lauderdale, FL properties in the fourth quarter for net pretax proceeds of $62 million and $21 million, respectively; for the full year 2017, net pretax proceeds from real estate sales totaled $144 million

“2017 was a transformational year for Tribune Media, in which we focused aggressively on streamlining our cost structure, selling non-core assets, returning capital to our stockholders, and most importantly, on the completion of our previously announced merger with Sinclair,” said Peter Kern, Tribune Media’s Chief Executive Officer. “During the year we sold real estate and other non-core businesses and assets for total pretax proceeds of over $1 billion and returned approximately $590 million to stockholders. While advertising was down for the year due to the off-year political cycle and a weaker overall advertising market, in the fourth quarter, we saw growth in core advertising and continued growth in retransmission revenues. We were also pleased that for the full year, despite increases in network affiliate fees, consolidated cash expenses were down compared to 2016, as we continued disciplined cost management across the company.”

Kern continued, “Looking ahead to 2018, while we are keenly focused on the completion of our pending merger, we also see growth opportunities in the core business, with the shift in our programming strategy at WGN America expected to turn that business into a significant EBITDA contributor, and the highly contested midterm elections expected to drive a resurgence of political advertising revenue across our diverse footprint of stations. In addition, we expect to realize significant tax savings from the recent changes in the tax code on both our core business operations as well as on any potential gains from continued asset sales.”

FOURTH QUARTER AND FULL-YEAR 2017 RESULTS

Consolidated

Consolidated operating revenues for the fourth quarter of 2017 were $489.0 million compared to $529.6 million in the fourth quarter of 2016, representing a decrease of $40.6 million, or 8%. The decrease was primarily driven by lower political advertising revenue, partially offset by increases in core advertising and retransmission revenues.

For the full year 2017, consolidated operating revenues were $1,849.0 million compared to $1,947.9 million for the full year 2016, representing a decrease of $99.0 million, or 5%.

Consolidated operating profit was $129.1 million for the fourth quarter of 2017 compared to $113.2 million for the fourth quarter of 2016, representing an increase of $15.9 million. The increase was primarily attributable to higher gains on the sales of real estate and lower operating expenses, partially offset by the decline in operating revenues.

For the full year 2017, consolidated operating profit was $108.5 million compared to $433.6 million in the full year 2016, representing a decrease of $325.1 million, primarily due to lower gains on the sales of real estate in 2017 as compared to 2016, lower Television and Entertainment operating profit primarily as a result of lower advertising revenues and higher programming expenses, and higher transaction-related expenses. The Company recorded gains on the sale of real estate of $28.5 million in 2017 compared to $213.1 million in 2016. Programming expenses in 2017 included an $80 million impairment charge for the syndicated programs Elementary and Person of Interest at WGN America compared to a $37 million impairment charge in 2016 for the syndicated program Elementary at WGN America.

Consolidated income from continuing operations was $332.8 million in the fourth quarter of 2017 compared to $70.7 million in the fourth quarter of 2016. In the fourth quarter of 2017, the Company recorded a tax benefit of $256 million, or $2.90 per common share, related to the re-measurement of deferred tax assets and liabilities resulting from the new tax legislation that lowered the corporate U.S. Federal income tax rate from 35% to 21%. Diluted earnings per common share from continuing operations for the fourth quarter of 2017 was $3.73 compared to $0.81 for the fourth quarter of 2016. Adjusted diluted earnings per share (“Adjusted EPS”) from continuing operations for the fourth quarter of 2017 was $0.81 compared to $0.85 for the fourth quarter of 2016. Both diluted earnings per common share from continuing operations and Adjusted EPS from continuing operations include an income tax benefit of $6 million, or $0.07 per common share, in the fourth quarter of 2017 and an income tax benefit of $2 million, or $0.02 per common share, in the fourth quarter of 2016 related to certain tax adjustments.

Consolidated income from continuing operations was $183.1 million for the full year 2017 compared to $87.0 million for the full year 2016. For the full year 2017, diluted earnings per common share from continuing operations was $2.04 compared to $0.96 for the full year 2016. Adjusted EPS from continuing operations for the full year 2017 was $1.41 compared to $2.13 for the full year 2016. Both diluted earnings per common share from continuing operations and Adjusted EPS from continuing operations include an income tax benefit of $6 million, or $0.07 per common share, for the full year 2017 and an income tax benefit of $11 million, or $0.13 per common share, for the full year 2016 related to certain tax adjustments.

Net income attributable to Tribune Media Company was $328.8 million in the fourth quarter of 2017 compared to $19.0 million in the fourth quarter of 2016. Net income attributable to Tribune Media Company was $194.1 million for the full year 2017 compared to $14.2 million in 2016.

Consolidated Adjusted EBITDA decreased 7% to $169.1 million in the fourth quarter of 2017 from $181.5 million in the fourth quarter of 2016. The decrease was primarily attributable to lower political advertising, partially offset by higher core advertising and retransmission revenues as well as lower programming, compensation and other expenses. For the full year 2017, consolidated Adjusted EBITDA decreased $89.2 million, or 17%, to $441.9 million as compared to $531.1 million in the full year 2016.

Cash distributions from the Company’s equity investments in the fourth quarter of 2017 were $19.3 million compared to $27.0 million in the fourth quarter of 2016. Cash distributions for the full year 2017 were $201.9 million, which includes an excess cash distribution of $15.8 million from CareerBuilder related to the sale, as discussed below, compared to $170.5 million for the full year 2016.

Television and Entertainment

Revenues were $486.0 million in the fourth quarter of 2017 compared to $525.7 million in the fourth quarter of 2016, a decrease of $39.7 million, or 8%. This was driven by a $66.0 million decrease in net political advertising revenue, partially offset by an increase in net core advertising revenue (comprised of local and national advertising, excluding political and digital) of $8.3 million, or 3%, an increase in retransmission revenues of $19.3 million, or 22%, and an increase in carriage fee revenue of $0.9 million, or 3%.

Television and Entertainment segment revenues for the full year 2017 were $1,835.4 million compared to $1,909.9 million for the full year 2016, a decrease of $74.5 million, or 4%. The decrease was driven by a $114.8 million decrease in net political advertising revenue and a $35.7 million, or 3%, decrease in net core advertising, partially offset by an increase in retransmission revenues of $77.6 million, or 23%, and an increase in carriage fee revenue of $6.9 million, or 6%.

Television and Entertainment operating profit for the fourth quarter of 2017 was $127.2 million compared to $136.9 million in the fourth quarter of 2016, a decrease of $9.6 million, or 7%, primarily due to lower revenues, partially offset by lower programming and other expenses. Television and Entertainment Adjusted EBITDA for the fourth quarter of 2017 was $183.2 million compared to $199.5 million in the fourth quarter of 2016, a decrease of $16.3 million, or 8%. Television and Entertainment Broadcast Cash Flow for the fourth quarter of 2017 was $162.9 million as compared to $207.1 million for the fourth quarter of 2016, a decrease of $44.2 million, or 21%.

For the full year 2017, Television and Entertainment operating profit was $196.1 million as compared to $324.8 million for the full year 2016. The decrease was primarily due to lower operating revenues, as described above, and higher programming expenses primarily due to the $43 million increase in impairment charges at WGN America and $19 million of additional charges related to the shift in programming strategy at WGN America, as well as higher network affiliate fees and higher amortization of license fees. Television and Entertainment Adjusted EBITDA for the full year 2017 was $505.2 million as compared to $604.0 million for the full year 2016, a decrease of $98.8 million, or 16%. Television and Entertainment Broadcast Cash Flow for the full year 2017 was $484.6 million as compared to $557.5 million for the full year 2016, a decrease of $73.0 million, or 13%.

Corporate and Other

Real estate revenues for the fourth quarter of 2017 were $3.0 million compared to $3.9 million for the fourth quarter of 2016, representing a decrease of $0.9 million, or 24%. Real estate revenues for the full year 2017 were $13.5 million, compared to $38.0 million for the full year 2016, representing a decrease of $24.5 million, or 64%. The decrease was primarily driven by lower revenues due to the sale of real estate properties in 2016 and 2017.

Corporate and Other operating profit for the fourth quarter of 2017 was $1.9 million compared to an operating loss of $23.7 million in the fourth quarter of 2016. The reduction of the loss was primarily attributable to gains on the sale of certain real estate properties, partially offset by a decline in real estate revenues. Corporate and Other Adjusted EBITDA for the fourth quarter of 2017 represented a loss of $14.1 million compared to a loss of $18.0 million in the fourth quarter of 2016.

For the full year 2017, Corporate and Other operating loss was $87.6 million compared to operating profit of $108.7 million for the full year 2016. The decline was due to lower gains on real estate sales and higher transaction-related costs. Gains on the sale of real estate totaled $28.2 million in 2017 compared to $213.1 million in 2016. Corporate and Other Adjusted EBITDA represented a loss of $63.3 million for the full year 2017 compared to a loss of $72.9 million for the full year 2016.

RETURN OF CAPITAL TO SHAREHOLDERS

Quarterly Dividend

On February 21, 2018, the Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.25 per share to be paid on March 26, 2018 to holders of record of the Company’s common stock and warrants as of March 12, 2018. Future dividends will be subject to the discretion of the Board and the terms of the agreement and plan of merger between the Company and Sinclair Broadcast Group, Inc. (“Sinclair”), dated May 8, 2017 (the “Merger Agreement”), which limits the Company’s ability to pay dividends, except for the payment of quarterly cash dividends not to exceed $0.25 per share and consistent with record and payment dates in 2016.

RECENT DEVELOPMENTS

Sinclair Acquisition

On May 8, 2017, the Company entered into a Merger Agreement with Sinclair, providing for the acquisition by Sinclair of all of the outstanding shares of the Company’s Class A common stock and Class B common stock by means of a merger of Samson Merger Sub Inc., a wholly owned subsidiary of Sinclair, with and into Tribune Media Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Sinclair.

The applications seeking Federal Communications Commission (the “FCC”) approval of the transactions contemplated by the Merger Agreement (the “Applications”) were filed on June 26, 2017, and the FCC issued a public notice of the filing of the Applications and established a comment cycle on July 6, 2017. Consummation of the transactions contemplated by the Merger Agreement is conditioned on obtaining FCC consent to transfers of control and assignments of licenses in connection with the Merger, among other conditions. Several petitions to deny the Applications, and numerous other comments, both opposing and supporting the transaction, were filed in response to the public notice. Sinclair and the Company jointly filed an opposition to the petitions to deny on August 22, 2017 (the “Joint Opposition”). Petitioners and others filed replies to the Joint Opposition on August 29, 2017. On September 14, 2017, the FCC’s Media Bureau issued a Request for Information (“RFI”) seeking additional information regarding certain matters discussed in the Applications. Sinclair submitted a response to the RFI on October 5, 2017. On October 18, 2017, the FCC’s Media Bureau issued a public notice pausing the FCC’s 180-day transaction review “shot-clock” for 15 days to afford interested parties an opportunity to comment on the response to the RFI. On January 11, 2018, the FCC’s Media Bureau issued a public notice pausing the FCC’s shot-clock as of January 4, 2018 until Sinclair has filed amendments to the Applications along with divestiture applications and the FCC staff has had an opportunity to review any such submissions. On February 20, 2018, the parties filed an amendment to the Applications that, among other things, (1) requested authority under the FCC’s “Local Television Multiple Ownership Rule” (the “Duopoly Rule”) for Sinclair to own two top four ranked stations in each of three television markets and (2) identified stations (the “Divestiture Stations”) in 11 television markets that Sinclair proposes to divest in order for the Merger to comply with the Duopoly Rule and the National Television Multiple Ownership Rule. Concurrently, Sinclair filed applications proposing to place certain of the Divestiture Stations in an FCC-approved divestiture trust, if and as necessary, in order to facilitate the orderly divestiture of those stations following the consummation of the Merger.

On August 2, 2017, the Company received a request for additional information and documentary material, often referred to as a “second request”, from the United States Department of Justice (the “DOJ”) in connection with the Merger Agreement. The second request was issued under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Sinclair received a substantively identical request for additional information and documentary material from the DOJ in connection with the transactions contemplated by the Merger Agreement. Consummation of the transactions contemplated by the Merger Agreement is conditioned on expiration of the waiting period applicable under the HSR Act, among other conditions. Issuance of the second request extends the waiting period under the HSR Act until 30 days after Sinclair and the Company have substantially complied with the second request, unless the waiting period is terminated earlier by the DOJ or the parties voluntarily extend the time for closing.

The parties entered into an agreement with the DOJ on September 15, 2017 (the “DOJ Timing Agreement”), by which they agreed not to consummate the Merger Agreement before December 31, 2017, or 60 days following the date on which both parties have certified compliance with the second request, whichever is later. In addition, the parties agreed to provide the DOJ with 10 calendar days notice prior to consummating the Merger Agreement. The DOJ Timing Agreement has been amended twice, on October 30, 2017, to extend the date before which the parties may not consummate the Merger Agreement to January 30, 2018, and on January 27, 2018, to extend that date to February 11, 2018. The DOJ Timing Agreement thus currently provides that the parties will not consummate the Merger Agreement before February 11, 2018, or 60 days following the date on which both parties have certified compliance with the second request, whichever is later, and that the parties will provide the DOJ with 10 days notice before consummating the Merger Agreement.

On October 19, 2017, holders of a majority of the outstanding shares of the Company’s Class A common stock and Class B common stock, voting as a single class, voted on and approved the Merger Agreement and the transactions contemplated by the Merger Agreement at a duly called special meeting of Tribune Media Company shareholders.

Tax Reform

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Reform”) was signed into law. Under ASC Topic 740, “Income Taxes,” the effects of Tax Reform are recognized in the period of enactment and as such are recorded in the Company’s fourth quarter of 2017. The Company is in the process of analyzing certain provisions of Tax Reform including but not limited to the repeal of the domestic production activities deduction and changes to the deductibility of executive compensation. Consistent with the guidance under ASC Topic 740, and subject to Staff Accounting Bulletin (“SAB”) 118, which provides for a measurement period to complete the accounting for certain elements of Tax Reform, the Company recorded the provisional impact from the enactment of Tax Reform in the fourth quarter of 2017. As a result of Tax Reform, the Company recorded a provisional discrete net tax benefit of $256 million, primarily due to a remeasurement of the net deferred tax liabilities resulting from the decrease in the U.S. federal corporate income tax rate from 35% to 21%. Further impacts of Tax Reform may be reflected in future quarters upon issuance of clarifications to existing law or additional technical guidance from the Department of Treasury and the completion of the Company’s tax return filings. Tax Reform also provided for a one-time deemed mandatory repatriation of post-1986 undistributed foreign subsidiary earnings and profits (“E&P”) through the year ended December 31, 2017. The Company does not have any net accumulated E&P in its foreign subsidiaries and therefore is not subject to tax for the year ended December 31, 2017. Further, the Company has analyzed the effects of new taxes due on certain foreign income, such as global intangible low-taxed income (“GILTI”), base-erosion anti-abuse tax (“BEAT”), foreign-derived intangible income (“FDII”) and limitations on interest expense deductions (if certain conditions apply) that are effective starting in fiscal 2018. The Company has determined that these new provisions are not applicable to the Company.

Real Estate Transactions

In 2017, the Company sold several properties for net pretax proceeds totaling $144 million and recognized a net pretax gain of $28.5 million. On November 15, 2017, the Company sold its Costa Mesa, CA properties for net proceeds of $62 million and recorded a pretax gain of $22 million, of which $3 million is attributable to a noncontrolling interest. On December 19, 2017, the Company sold its Ft. Lauderdale, FL property for net proceeds of $21 million and recorded a pretax gain of $6 million, of which less than $1 million is attributable to a noncontrolling interest. The Company defines net proceeds as pretax cash proceeds on the sale of properties, less associated selling costs.

FCC Spectrum Auction

On April 13, 2017, the FCC announced the conclusion of the incentive auction, the results of the reverse and forward auction and the repacking of broadcast television spectrum. The Company participated in the auction and received approximately $191 million in pretax proceeds (including $26 million of proceeds received by Dreamcatcher Broadcasting LLC (“Dreamcatcher”)) as of December 31, 2017. FCC licenses that were part of the FCC spectrum auction with a carrying value of approximately $39 million are included in assets held for sale as of December 31, 2017. The Company received approximately $172 million in gross pretax proceeds for these licenses in 2017 and expects to recognize a net pretax gain of $133 million in the first quarter of 2018 related to the surrender of the spectrum of television stations in January 2018. The Company used $102 million of after-tax proceeds to prepay a portion of the Company’s Term Loan Facility in 2017. After-tax proceeds of $12.6 million received by a Dreamcatcher station were used to prepay a substantial portion of the Dreamcatcher Credit Facility in 2017.

CareerBuilder

On June 19, 2017, TEGNA Inc. announced it entered into an agreement, together with the other owners of CareerBuilder, including Tribune Media Company, to sell a majority interest in CareerBuilder to an investor group led by investment funds managed by affiliates of Apollo Global Management, LLC and the Ontario Teachers’ Pension Plan Board. The transaction closed on July 31, 2017 and the Company received cash of $158 million, which included an excess cash distribution of $16 million, and recognized a gain on sale of approximately $4 million in 2017. As a result of the sale, the Company’s ownership in CareerBuilder declined from 32% to approximately 7%, on a fully diluted basis. As of December 31, 2017, the Company’s ownership in CareerBuilder was approximately 6.5%, on a fully diluted basis (including CareerBuilder employees’ unvested equity awards).

In 2017, the Company recorded non-cash pretax impairment charges totaling $181 million to write down its investment in CareerBuilder prior to the transaction close.

In light of the Company’s previously announced transaction with Sinclair, Tribune Media is not providing financial guidance for the full year 2018 in this release, nor is the Company conducting a conference call regarding its fourth quarter and full year 2017 financial results.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is more than 77 million households, Tribune Studios, and a variety of digital applications and websites commanding 54 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
James Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
(646) 563-8296	(312) 222-3394
jarestia@tribunemedia.com	gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under GAAP. Adjusted EPS is calculated based on income (loss) from continuing operations before investment transactions, loss on extinguishments and modification of debt, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as income (loss) from continuing operations before income taxes, investment transactions, loss on extinguishments and modification of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, impairments and other non-cash charges, gain (loss) on sales of real estate and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusting EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, the anticipated Merger with Sinclair and the related regulatory process, our real estate monetization strategy, the impact of Tax Reform, our costs savings initiatives, the changes to our WGN America original programming, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2018. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements; risks associated with the ability to consummate the Merger with Sinclair and the timing of the closing of the Merger, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that the regulatory approvals for the proposed Merger with Sinclair may be delayed, not be obtained or may be obtained subject to conditions that are not anticipated; risks related to the disruption of management time from ongoing business operations due to the Merger and the restrictions imposed on the Company’s operations under the terms of the Merger Agreement; the effect of the announcement of the Merger on our ability to retain and hire key personnel, on our ability to maintain relationships with advertisers and customers and on our operating results and businesses generally; litigation in connection with the Merger; changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; our ability to adapt to technology changes; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss, cost and/or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements, or resolve disputes, with multichannel video programming distributors; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; the potential impact of the modifications to and/or surrender of spectrum on the operation of our television stations, the costs, terms and restrictions associated with the actions necessary to modify and/or surrender the spectrum; the incurrence of costs to address contamination issues at sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; the financial performance and valuation of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with, and the effect of changes or developments in, government regulations applicable to the television and radio broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; the factors discussed under the heading “Risk Factors” of the Company’s filings with the SEC; and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Operating Revenues
Television and Entertainment	$486,022	$525,723	$1,835,423	$1,909,896
Other	2,977	3,901	13,536	38,034

Total operating revenues	488,999	529,624	1,848,959	1,947,930

Operating Expenses
Programming	106,620	119,288	604,068	515,738
Direct operating expenses	97,604	97,350	391,770	390,595
Selling, general and administrative	127,589	139,934	550,193	592,220
Depreciation	14,553	15,152	56,314	58,825
Amortization	41,678	41,661	166,679	166,664
Impairments of other intangible assets	—	3,400	—	3,400
Gain on sales of real estate, net	(28,168)	(367)	(28,533)	(213,086)

Total operating expenses	359,876	416,418	1,740,491	1,514,356

Operating Profit	129,123	113,206	108,468	433,574
Income on equity investments, net	38,506	33,861	137,362	148,156
Interest and dividend income	1,269	390	3,149	1,226
Interest expense	(40,055)	(38,211)	(159,387)	(152,719)
Loss on extinguishments and modification of debt	—	—	(20,487)	—
(Loss) gain on investment transactions, net	(2,486)	—	8,131	—
Write-downs of investments	(12,694)	—	(193,494)	—
Other non-operating gain, net	26	4,949	71	5,427
Reorganization items, net	(657)	(188)	(2,109)	(1,422)

Income (Loss) from Continuing Operations Before Income Taxes	113,032	114,007	(118,296)	434,242
Income tax (benefit) expense	(219,767)	43,280	(301,373)	347,202

Income from Continuing Operations	332,799	70,727	183,077	87,040
(Loss) Income from Discontinued Operations, net of taxes	(619)	(51,776)	14,420	(72,794)

Net Income	$332,180	$18,951	$197,497	$14,246
Net income from continuing operations attributable to noncontrolling interests	(3,378)	—	(3,378)	—

Net Income attributable to Tribune Media Company	$328,802	$18,951	$194,119	$14,246

Basis Earnings (Loss) Per Common Share Attributable to Tribune Media Company from:
Continuing Operations	$3.77	$0.81	$2.06	$0.96
Discontinued Operations	(0.01)	(0.59)	0.17	(0.80)

Net Earnings Per Common Share	$3.76	$0.22	$2.23	$0.16

Diluted Earnings (Loss) Per Common Share Attributable to Tribune Media Company from:
Continuing Operations	$3.73	$0.81	$2.04	$0.96
Discontinued Operations	(0.01)	(0.59)	0.16	(0.80)

Net Earnings Per Common Share	$3.72	$0.22	$2.20	$0.16

Regular dividends declared per common share	$0.25	$0.25	$1.00	$1.00
Special dividends declared per common share	$—	$—	$5.77	$—

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

	December 31, 2017	December 31, 2016
Assets
Current Assets
Cash and cash equivalents	$673,685	$577,658
Restricted cash and cash equivalents	17,566	17,566
Accounts receivable (net of allowances of $4,814 and $12,504)	420,095	429,112
Broadcast rights	129,174	157,817
Income taxes receivable	18,274	9,056
Current assets of discontinued operations	—	62,605
Prepaid expenses	20,158	35,862
Other	14,039	6,624

Total current assets	1,292,991	1,296,300

Properties
Machinery, equipment and furniture	318,891	280,589
Buildings and leasehold improvements	171,113	154,557

	490,004	435,146
Accumulated depreciation	(233,387)	(187,148)

	256,617	247,998
Land	157,298	214,730
Construction in progress	26,380	61,192

Net properties	440,295	523,920

Other Assets
Broadcast rights	133,683	153,457
Goodwill	3,228,988	3,227,930
Other intangible assets, net	1,613,665	1,819,134
Non-current assets of discontinued operations	—	608,153
Assets held for sale	38,900	17,176
Investments	1,281,791	1,674,883
Other	139,015	80,098

Total other assets	6,436,042	7,580,831

Total Assets	$8,169,328	$9,401,051

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

	December 31, 2017	December 31, 2016
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$48,319	$60,553
Debt due within one year (net of unamortized discounts and debt issuance costs of $7,917)	—	19,924
Income taxes payable	36,252	21,166
Employee compensation and benefits	71,759	77,123
Contracts payable for broadcast rights	253,244	241,255
Deferred revenue	11,942	13,690
Interest payable	30,525	30,305
Current liabilities of discontinued operations	—	54,284
Deferred spectrum auction proceeds	172,102	—
Other	30,124	32,553

Total current liabilities	654,267	550,853

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $36,332 and $38,830)	2,919,185	3,391,627
Deferred income taxes	508,174	984,248
Contracts payable for broadcast rights	300,420	314,840
Pension obligations, net	396,875	444,401
Postretirement medical, life and other benefits	9,328	11,385
Other obligations	163,899	62,700
Non-current liabilities of discontinued operations	—	95,314

Total non-current liabilities	4,297,881	5,304,515

Total Liabilities	4,952,148	5,855,368

Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at December 31, 2017 and at December 31, 2016	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 101,429,999 shares issued and 87,327,814 shares outstanding at December 31, 2017; 100,416,516 shares issued and 86,314,063 shares outstanding at December 31, 2016	101	100
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,557 shares at December 31, 2017 and 5,605 shares at December 31, 2016	—	—
Treasury stock, at cost: 14,102,185 shares at December 31, 2017 and 14,102,453 shares at December 31, 2016	(632,194)	(632,207)
Additional paid-in-capital	4,011,530	4,561,760
Retained deficit	(114,240)	(308,105)
Accumulated other comprehensive loss	(48,061)	(81,782)

Total Tribune Media Company shareholders’ equity	3,217,136	3,539,766
Noncontrolling interests	44	5,917

Total shareholders’ equity	3,217,180	3,545,683

Total Liabilities and Shareholders’ Equity	$8,169,328	$9,401,051

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Year Ended
	December 31, 2017	December 31, 2016
Operating Activities
Net income	$197,497	$14,246
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	32,933	37,189
Pension credit, net of contributions	(22,047)	(24,110)
Depreciation	56,314	72,409
Amortization of contract intangible assets and liabilities	869	(10,566)
Amortization of other intangible assets	166,679	196,663
Impairments of other intangible assets	—	3,400
Income on equity investments, net	(137,362)	(148,156)
Distributions from equity investments	198,124	170,527
Non-cash loss on extinguishments and modification of debt	8,258	—
Original issue discount payments	(7,360)	—
Write-downs of investments	193,494	—
Amortization of debt issuance costs and original issue discount	7,875	11,172
Gain on sale of business	(33,492)	—
Gain on investment transactions, net	(8,131)	—
Impairments of real estate	2,399	15,102
Gain on sales of real estate	(28,533)	(213,086)
Other non-operating gain, net	(71)	(5,427)
Changes in working capital items:
Accounts receivable, net	10,638	(998)
Prepaid expenses and other current assets	10,310	18,171
Accounts payable	(8,736)	6,589
Employee compensation and benefits, accrued expenses and other current liabilities	(23,927)	(7,515)
Deferred revenue	(2,423)	(2,843)
Income taxes	6,175	51,296
Change in broadcast rights, net of liabilities	45,898	(15,427)
Deferred income taxes	(478,637)	95,035
Change in non-current obligations for uncertain tax positions	791	(11,276)
Other, net	34,967	31,768

Net cash provided by operating activities	222,502	284,163

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of dollars)
	Year Ended
	December 31, 2017	December 31, 2016
Investing Activities
Capital expenditures	(66,832)	(99,659)
Investments	(5,065)	(5,993)
Net proceeds from the sale of business	557,793	—
Proceeds from FCC spectrum auction	172,102	—
Sale of partial interest of equity method investment	142,552	—
Proceeds from sales of real estate and other assets	144,464	507,692
Proceeds from sales of investments	5,769	—
Distributions from equity investment	3,768	—
Other	1,789	297

Net cash provided by investing activities	956,340	402,337

Financing Activities
Long-term borrowings	202,694	—
Repayments of long-term debt	(703,527)	(27,842)
Long-term debt issuance costs	(1,689)	(736)
Payments of dividends	(586,336)	(90,296)
Tax withholdings related to net share settlements of share-based awards	(8,774)	(4,553)
Proceeds from stock option exercises	11,317	—
Common stock repurchases	—	(232,065)
(Distributions to) contributions from noncontrolling interests, net	(9,251)	393
Settlements of contingent consideration, net	—	(3,636)

Net cash used in financing activities	(1,095,566)	(358,735)

Net Increase in Cash and Cash Equivalents	83,276	327,765
Cash and cash equivalents, beginning of year	590,409	262,644

Cash and cash equivalents, end of year	$673,685	$590,409

Cash and Cash Equivalents are Comprised of:
Cash and cash equivalents	$673,685	$577,658
Cash and cash equivalents classified as discontinued operations	—	12,751

Cash and cash equivalents, end of year	$673,685	$590,409

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$152,401	$160,200
Income taxes, net of refunds	$182,509	$265,886

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF CONSOLIDATED ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenue	$488,999	$529,624	$1,848,959	$1,947,930
Net Income attributable to Tribune Media Company	$328,802	$18,951	$194,119	$14,246
Net Income attributable to noncontrolling interests	(3,378)	—	(3,378)	—
Net Income	332,180	18,951	197,497	14,246
(Loss) income from discontinued operations, net of taxes	(619)	(51,776)	14,420	(72,794)

Income from Continuing Operations	$332,799	$70,727	$183,077	$87,040
Income tax (benefit) expense	(219,767)	43,280	(301,373)	347,202
Reorganization items, net	657	188	2,109	1,422
Other non-operating gain, net	(26)	(4,949)	(71)	(5,427)
Write-downs of investments	12,694	—	193,494	—
Loss (gain) on investment transactions, net	2,486	—	(8,131)	—
Loss on extinguishments and modification of debt	—	—	20,487	—
Interest expense	40,055	38,211	159,387	152,719
Interest and dividend income	(1,269)	(390)	(3,149)	(1,226)
Income on equity investments, net	(38,506)	(33,861)	(137,362)	(148,156)

Operating Profit	$129,123	$113,206	$108,468	$433,574
Depreciation	14,553	15,152	56,314	58,825
Amortization	41,678	41,661	166,679	166,664
Stock-based compensation	5,500	8,451	30,940	32,993
Impairments of other intangible assets	—	3,400	—	3,400
Impairments of broadcast rights	—	—	79,823	36,782
Severance and related charges	219	2,384	11,124	10,406
Transaction-related costs	10,800	3,852	37,936	10,889
Gain on sales of real estate, net	(28,168)	(367)	(28,533)	(213,086)
Real estate impairments and other	893	(173)	1,186	14,746
Pension credit	(5,512)	(6,027)	(22,047)	(24,110)

Adjusted EBITDA	$169,086	$181,539	$441,890	$531,083

TRIBUNE MEDIA COMPANY - TELEVISION AND ENTERTAINMENT

RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA AND BROADCAST CASH FLOW

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Advertising	$326,199	$384,580	$1,225,900	$1,374,571
Retransmission revenues	108,509	89,188	412,309	334,724
Carriage fees	31,528	30,650	127,935	121,044
Barter/trade	9,329	9,918	37,381	39,025
Other	10,457	11,387	31,898	40,532

Total Revenues	$486,022	$525,723	$1,835,423	$1,909,896
Operating Profit	$127,225	$136,862	$196,100	$324,837
Depreciation	11,300	11,691	42,713	45,083
Amortization	41,678	41,661	166,679	166,664
Stock-based compensation	3,807	3,756	16,703	14,956
Impairments of other intangible assets	—	3,400	—	3,400
Impairments of broadcast rights	—	—	79,823	36,782
Severance and related charges	(46)	2,363	4,367	9,228
Transaction-related costs	725	—	2,060	—
Gain on sales of real estate	—	(3)	(317)	(3)
Real estate impairments and other	(1,503)	(196)	(2,939)	3,061

Adjusted EBITDA	$183,186	$199,534	$505,189	$604,008

Broadcast rights - Amortization	91,794	102,127	460,289	412,494
Broadcast rights - Cash Payments	(112,052)	(94,529)	(480,915)	(458,978)

Broadcast Cash Flow	$162,928	$207,132	$484,563	$557,524

TRIBUNE MEDIA COMPANY - CORPORATE AND OTHER

RECONCILIATION OF OPERATING PROFIT (LOSS) TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Total Revenues	$2,977	$3,901	$13,536	$38,034
Operating Profit (Loss)	$1,898	$(23,656)	$(87,632)	$108,737
Depreciation	3,253	3,461	13,601	13,742
Stock-based compensation	1,693	4,695	14,237	18,037
Severance and related charges	265	21	6,757	1,178
Transaction-related costs	10,075	3,852	35,876	10,889
Gain on sales of real estate, net	(28,168)	(364)	(28,216)	(213,083)
Real estate impairments and other	2,396	23	4,125	11,685
Pension credit	(5,512)	(6,027)	(22,047)	(24,110)

Adjusted EBITDA	$(14,100)	$(17,995)	$(63,299)	$(72,925)

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF DILUTED EPS TO ADJUSTED EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	December 31, 2017			December 31, 2016
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS Attributable to Tribune Media Company			$3.72			$0.22
Loss from discontinued operations			0.01			0.59
Tax reform	$—	$(255,748)	(2.90)	$—	$—	—
Newsday income tax charges	—	—	—	—	648	0.01
Reorganization items, net	657	657	0.01	188	188	0.00
Other non-operating gain, net	(26)	(50)	(0.00)	(4,949)	(3,009)	(0.03)
Write-downs of investments	12,694	614	0.01	—	—	—
Loss on investment transactions, net	2,486	1,511	0.02	—	—	—
Impairments of other intangible assets	—	—	—	3,400	2,067	0.02
Severance and related charges	219	133	0.00	2,384	1,450	0.02
Transaction-related costs	10,800	9,224	0.10	3,852	2,394	0.03
Gain on sales of real estate, net (1)	(24,868)	(15,120)	(0.17)	(367)	(223)	(0.00)
Real estate impairments and other	893	618	0.01	(173)	(106)	(0.00)

Adjusted EPS (2)			$0.81			$0.85

	Year Ended
	December 31, 2017			December 31, 2016
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS Attributable to Tribune Media Company			$2.20			$0.16
(Income) Loss from discontinued operations			(0.16)			0.80
Tax reform	$—	$(255,748)	(2.90)	$—	$—	—
Newsday income tax charges	—	—	—	—	191,008	2.10
Reorganization items, net	2,109	2,109	0.02	1,422	1,422	0.02
Other non-operating gain, net	(71)	(79)	(0.00)	(5,427)	(3,299)	(0.04)
Write-downs of investments	193,494	117,644	1.34	—	—	—
Gain on investment transactions, net	(8,131)	(4,944)	(0.06)	—	—	—
Loss on extinguishments and modification of debt	20,487	12,456	0.14	—	—	—
Impairments of other intangible assets	—	—	—	3,400	2,067	0.02
Impairments of broadcast rights	79,823	48,532	0.55	36,782	22,363	0.25
Severance and related charges	11,124	6,763	0.08	10,406	6,327	0.07
Transaction-related costs	37,936	31,930	0.36	10,889	6,723	0.07
Gain on sales of real estate, net (1)	(25,233)	(15,342)	(0.17)	(213,086)	(129,556)	(1.43)
Real estate impairments and other	1,186	833	0.01	14,746	8,962	0.10

Adjusted EPS (2)			$1.41			$2.13

(1)	Gain on sales of real estate, net in 2017 excludes amounts attributable to noncontrolling interests.
(2)	Adjusted EPS totals may not foot due to rounding.